Exhibit 99.1

Earnings Release

Contact:
Cornell Stamoran
(732) 537-6408
cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS
FISCAL 2014 SECOND QUARTER RESULTS

Somerset, N.J. – February 10, 2014 – Catalent Pharma Solutions, Inc., the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products announced its financial results for its second quarter ended December 31, 2013. Catalent recognized net revenue of $440.7 million, an increase of $4.6 million from the comparable quarter of the prior fiscal year, and a net loss from continuing operations of $18.9 million compared to a net loss from continuing operations of $27.6 million in the second quarter of the prior fiscal year.

Adjusted EBITDA for the second quarter was $93.4 million compared to Adjusted EBITDA of $101.7 million in the second quarter of the prior fiscal year. For the trailing-twelve-month period ended December 31, 2013, Adjusted EBITDA was $404.3 million as compared to Adjusted EBITDA for the trailing-twelve-month period ended September 30, 2013 of $412.6 million. Adjusted EBITDA decreased $8.3 million, in both the three and six month periods, or 2% and 8%, respectively.

Catalent’s President and Chief Executive Officer, John Chiminski, said, “Second quarter performance met our expectations.  We were encouraged by the recovery within Modified Release technologies and the improvement within our Development and Clinical Services segment as the integration efforts related to site consolidations are nearly complete and new business wins are improving.  The year-over-year Adjusted EBITDA decline that we experienced during the second quarter was driven primarily by a product mix shift within the softgel business that is not expected to impact subsequent quarters.

We continue to expand our market leading positions in advanced delivery technologies and development solutions through actions that are aligned with our strategic plans, including:

•Investments in sales and marketing to enhance softgel consumer health growth outside of the United States

•	Integration of two softgel sites acquired earlier this fiscal year in Brazil and China

•	Validation and commissioning of our greenfield clinical trial supplies facility in China

•
Recent completion of investments to expand our manufacturing footprint within biologics, as well as increasing our presence in the growing ADC (Antibody Drug Conjugates) market through our structured investment in Redwood Biosciences

•	Commencement of a $35 million expansion of our Winchester, KY modified release facility, which will nearly double its size and capacity

•	Commitment to invest $20 million to increase capacity and capability in inhalation formulation and development.”

Results of Operations – Second Fiscal Quarter Ended December 31, 2013

Net revenue increased $4.6 million, or 1%, for the second quarter of fiscal year 2014 compared to the same period a year ago. Excluding the unfavorable impact from foreign exchange fluctuation of $2.4 million, or 1%, net revenue increased by $7.0 million, or 2%, as compared to the same period in the prior year. The increase was primarily driven by increased demand in our Development and Clinical Services and Medication Delivery Solutions segments.

Gross margin decreased $2.6 million, or 2%, for the second quarter of fiscal year 2014. Excluding the unfavorable impact from foreign exchange fluctuation of $0.9 million, or 1%, gross margin decreased by $1.7 million, or 1%, as compared to the same period in the prior year. The decrease in gross margin was primarily due to volume declines within our Oral Technologies segment and unfavorable mix within our Development and Clinical Services segment, partially offset by cost savings from programs enacted in earlier periods within our Oral Technologies segment.
Excluding the impact from foreign exchange fluctuation, selling, general and administrative expense increased by $1.6 million, or 2%, as compared to the same period in the prior year. The increase was primarily due to higher employee compensation costs driven by inflationary increases, which were partially offset by decreased integration costs related to the Aptuit CTS acquisition and lower amortization and depreciation expense.

EBITDA from continuing operations for the second quarter was $83.5 million, an increase of $11.4 million from the same quarter of the prior fiscal year. Within our operating segments, and excluding the impact of foreign exchange translation, Oral Technologies’ segment EBITDA decreased by $3.7 million, or 5%, as compared to the same period a year earlier. This decrease was primarily due to an unfavorable shift in product mix in our softgel offering, partially offset by favorable product mix in our modified release technologies business. Medication Delivery Solutions' segment EBITDA was comparable to the prior year period. During the quarter, increased demand for products utilizing our blow-fill-seal technology platform was offset by unfavorable injectable product mix from our European pre-filled syringe operations. Development and Clinical Services' segment EBITDA decreased by $0.3 million, or 2%, as compared to the same period a year earlier primarily due to decreased demand in North America and Europe for manufacturing and packaging services associated with clinical trials, partially offset by increased demand for analytical services.

Results of Operations - Six Months Ended December 31, 2013
Net revenue increased $6.9 million, or 1%, for the six months ended December 31, 2013. Excluding the unfavorable impact from foreign exchange fluctuation of $3.9 million, or less than 1%, net revenue increased by $10.8 million, or 1%, as compared to the same period a year ago. The increase was primarily driven by increased demand in our Medication Delivery Solutions segment, partially offset by lower demand within our Development and Clinical Services segment.
Gross margin decreased $0.9 million, or less than 1%, for the six months ended December 31, 2013. Excluding the unfavorable impact from foreign exchange fluctuation of $1.6 million, or 1%, gross margin increased by $0.7 million as compared to the six months ended December 31, 2012. The increase in gross margin was primarily due to increased demand and favorable mix within our Medication Delivery Solutions segment and cost savings from programs enacted in earlier periods within our Oral Technologies segment, partially offset by lower demand within our Development and Clinical Services segment.
Selling, general and administrative expense increased $0.6 million, or less than 1%, for the six months ended December 31, 2013, primarily due to employee compensation costs driven by inflationary increases, partially offset by decreased integration costs related to the acquisition of the Aptuit CTS business and decreased amortization and depreciation expense. Foreign exchange had an immaterial impact on the selling, general and administrative expenses during the six months ended December 31, 2013.
EBITDA from continuing operations for the for the six months ended December 31, 2013 was $156.2 million, an increase of $14.4 million from the same period of the prior fiscal year. Within our operating segments, and excluding the impact of foreign exchange translation for each segment, Oral Technologies’ segment EBITDA decreased by $1.7 million, or 1%, as compared to the six months ended December 31, 2012. The decrease was primarily related to unfavorable revenue mix in our softgel business, partially offset by higher levels of profitability in our modified release technologies business. Medication Delivery Solutions' segment EBITDA increased by $6.1 million, or 69%, primarily attributable to the increased demand for injectable and blow-fill-seal products as noted above and cost saving initiatives enacted in prior periods within the segment partially offset by decreased demand for biologics services. Development and Clinical Services' segment EBITDA decreased by $5.5 million, or 14%, primarily due to decreased demand for manufacturing and packaging services, partially offset by increased demand for analytical services.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA
Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes and depreciation and amortization and is adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.
We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes.
In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.
In addition, we evaluate the performance of our segments based on segment earnings before noncontrolling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Under the indentures governing our notes and the credit agreement governing the senior unsecured term loan facility, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures and the credit agreement governing the senior unsecured term loan facility). Adjusted EBITDA is based on the definitions in our indentures and the credit agreement governing the senior unsecured term loan facility, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing our notes and the credit agreement governing the senior unsecured term loan facility, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. Included in this report is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.
Use of Constant Currency
As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. We calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and our ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

Conference Call/Webcast

The Company has scheduled a webcast on Monday, February 10, 2014, beginning at 10:00 a.m. (EST) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. The Company's oral, injectable, and respiratory delivery technologies address the full diversity of the pharmaceutical industry including small molecules, large molecule biologics and consumer health products. Catalent employs approximately 8,300 people at 27 facilities worldwide and generated more than $1.8 billion in fiscal 2013 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Three Months Ended December 31,		Increase/(Decrease)
	2013	2012	Change $	Change %
Net revenue	$440.7	$436.1	$4.6	1%
Cost of sales	303.3	296.1	7.2	2%
Gross margin	137.4	140.0	(2.6)	(2)%
Selling, general and administrative expenses	87.5	86.2	1.3	2%
Impairment charges and (gain)/loss on sale of assets	—	2.6	(2.6)	*
Restructuring and other	5.4	5.6	(0.2)	(4)%
Operating earnings/(loss)	44.5	45.6	(1.1)	(2)%
Interest expense, net	41.5	53.2	(11.7)	(22)%
Other (income)/expense, net	(1.4)	12.0	(13.4)	*
Earnings/(loss) from continuing operations, before income taxes	4.4	(19.6)	24.0	*
Income tax expense/(benefit)	23.3	8.0	15.3	*
Earnings/(loss) from continuing operations	(18.9)	(27.6)	8.7	(32)%
Net earnings/(loss) from discontinued operations, net of tax	(0.6)	0.2	(0.8)	*
Net earnings/(loss)	(19.5)	(27.4)	7.9	(29)%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.3)	—	(0.3)	*
Net earnings/(loss) attributable to Catalent	$(19.2)	$(27.4)	$8.2	(30)%
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended December 31,		Increase/(Decrease)
	2013	2012	Change $	Change %
Oral Technologies
Net revenue	$285.8	$290.1	$(4.3)	(1)%
Segment EBITDA	74.6	79.3	(4.7)	(6)%
Medication Delivery Solutions
Net revenue	55.3	52.5	2.8	5%
Segment EBITDA	7.0	6.8	0.2	3%
Development and Clinical Services
Net revenue	102.1	96.4	5.7	6%
Segment EBITDA	18.5	18.7	(0.2)	(1)%
Inter-segment revenue elimination	(2.5)	(2.9)	0.4	(14)%
Unallocated Costs	(16.6)	(32.7)	16.1	(49)%
Combined Total
Net revenue	$440.7	$436.1	$4.6	1%

EBITDA from continuing operations	$83.5	$72.1	$11.4	16%
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Six Months Ended December 31,		Increase/(Decrease)
(Dollars in millions)	2013	2012	Change $	Change %
Net revenue	$855.0	$848.1	$6.9	1%
Cost of sales	598.4	590.6	7.8	1%
Gross margin	256.6	257.5	(0.9)	*
Selling, general and administrative expense	168.6	168.0	0.6	*
Impairment charges and (gain)/loss on sale of assets	—	2.4	(2.4)	*
Restructuring and other	8.4	9.1	(0.7)	(8)%
Operating earnings/(loss)	79.6	78.0	1.6	2%
Interest expense, net	82.4	107.1	(24.7)	(23)%
Other (income)/expense, net	(2.4)	12.0	(14.4)	*
Earnings/(loss) from continuing operations, before income taxes	(0.4)	(41.1)	40.7	(99)%
Income tax expense/(benefit)	16.7	6.0	10.7	*
Earnings/(loss) from continuing operations	(17.1)	(47.1)	30.0	(64)%
Earnings/(loss) from discontinued operations	(1.0)	—	(1.0)	*
Net earnings/(loss)	(18.1)	(47.1)	29.0	(62)%
Net earnings/(loss) attributable to noncontrolling interest	(0.4)	—	(0.4)	*
Net earnings/(loss) attributable to Catalent	$(17.7)	$(47.1)	$29.4	(62)%
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Six Months Ended December 31,		Increase/(Decrease)
(Dollars in millions)	2013	2012	Change $	Change %
Oral Technologies
Net revenue	$544.7	$549.9	$(5.2)	(1)%
Segment EBITDA	135.0	138.4	(3.4)	(2)%
Medication Delivery Solutions
Net revenue	111.8	97.3	14.5	15%
Segment EBITDA	15.2	8.8	6.4	73%
Development and Clinical Services
Net revenue	203.1	205.1	(2.0)	(1)%
Segment EBITDA	34.2	39.6	(5.4)	(14)%
Inter-segment revenue elimination	(4.6)	(4.2)	(0.4)	0.1
Unallocated Costs	(28.2)	(45.0)	16.8	(37)%
Combined Total
Net revenue	$855.0	$848.1	$6.9	1%

EBITDA from continuing operations	$156.2	$141.8	$14.4	10%
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Earnings/(loss) from continuing operations	$(27.6)	$(13.9)	$13.0	$1.8	$(26.7)	$(18.9)	$(18.0)
Interest expense, net	53.2	53.6	42.5	40.9	190.2	41.5	178.5
Income tax (benefit)/provision	8.0	(0.1)	18.2	(6.6)	19.5	23.3	34.8
Depreciation and amortization	38.5	39.1	37.3	36.5	151.4	37.3	150.2
Noncontrolling interest	—	—	0.1	0.1	0.2	0.3	0.5
EBITDA from continuing operations	72.1	78.7	111.1	72.7	334.6	83.5	346.0
Equity compensation	0.6	0.6	0.6	1.2	3.0	1.1	3.5
Impairment charges and (gain)/loss on sale of assets	2.6	2.2	0.6	—	5.4	—	2.8
Financing related expenses and other	10.9	0.3	5.7	0.1	17.0	(0.1)	6.0
US GAAP Restructuring	5.6	3.6	5.7	3.0	17.9	5.4	17.7
Acquisition, integration and other special items	3.4	4.6	2.7	3.7	14.4	2.8	13.8
Property and casualty losses	—	—	—	—	—	—	—
Foreign Exchange loss/(gain) (included in other, net) (1)	3.2	7.1	(4.8)	(1.7)	3.8	(2.5)	(1.9)
Other adjustments		0.6	3.6	—	4.2	—	4.2
Sponsor monitoring fee	3.3	2.9	2.9	3.2	12.3	3.2	12.2
Subtotal	101.7	100.6	128.1	82.2	412.6	93.4	404.3
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$101.7	$100.6	$128.1	$82.2	$412.6	$93.4	$404.3

(1) The twelve months ended December 31, 2013 included $0.3 million of unrealized foreign currency exchange rate gains primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $3.5 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	December 31, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$64.2	$106.4
Trade receivables, net	317.3	358.0
Inventories	140.3	124.9
Prepaid expenses and other	90.3	88.6
Total current assets	612.1	677.9
Property, plant, and equipment, net	838.2	814.5
Other non-current assets, including intangible assets	1,622.6	1,564.4
Total assets	$3,072.9	$3,056.8

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$59.2	$35.0
Accounts payable	120.5	150.8
Other accrued liabilities	226.3	224.5
Total current liabilities	406.0	410.3
Long-term obligations, less current portion	2,671.6	2,656.6
Other non-current liabilities	404.5	400.2
Redeemable noncontrolling interest	4.7	—
Commitment and contingencies (1)
Total shareholder’s deficit	(413.9)	(410.3)
Total liabilities, redeemable noncontrolling interest and shareholder’s deficit	$3,072.9	$3,056.8

(1) Please refer to note 12 of the consolidated financial statements within our December 31, 2013 10-Q.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Six Months Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	41.5	25.7
Net cash provided by/(used in) operating activities from discontinued operations	(1.1)	—
Net cash provided by/(used in) operating activities	40.4	25.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(39.8)	(52.8)
Proceeds from sale of property and equipment	0.8	0.2
Payment for acquisitions, net	(51.0)	—
Net cash provided by/(used in) investing activities from continuing operations	(90.0)	(52.6)
Net cash provided by/(used in) investing activities from discontinued operations	4.0	—
Net cash provided by/(used in) investing activities	(86.0)	(52.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	15.0	(7.1)
Proceeds from borrowing, net	0.7	341.7
Payments related to long-term obligations	(15.2)	(370.3)
Equity contribution/(redemption)	0.2	0.4
Net cash (used in)/provided by financing activities from continuing operations	0.7	(42.9)
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	0.7	(42.9)
Effect of foreign currency on cash	2.7	3.6
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(42.2)	(66.2)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	106.4	139.0
CASH AND EQUIVALENTS AT END OF PERIOD	$64.2	$72.8